EXHIBIT 10.4
McKESSON CORPORATION
SEVERANCE POLICY FOR EXECUTIVE EMPLOYEES
Effective January 1, 2009

(Amended and Restated October 24, 2008)

McKESSON CORPORATION
SEVERANCE POLICY FOR EXECUTIVE EMPLOYEES
Effective January 1, 2009
(Amended and Restated October 24, 2008)
1.	ADOPTION AND PURPOSE OF POLICY.
The McKesson Corporation Severance Policy for Executive Employees (the “Policy”) was adopted effective September 29, 1993 by McKesson to provide a program of severance payments to certain employees of McKesson and its designated subsidiaries. The Policy is an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2510.3-1 of the regulations issued thereunder. This document constitutes both the plan document and the summary plan description of the Policy. The plan administrator of the Policy for purposes of ERISA is McKesson. The Policy was amended and restated effective as of January 1, 2005 and last amended and restated to read as set forth herein effective as of January 1, 2009.
2.	SEVERANCE BENEFITS.
(a)	Basic Severance Benefits. In the event that the Company terminates the employment of a Participant under circumstances that (i) constitute a Separation from Service for any reason other than Cause and (ii) do not make the Participant eligible for benefits under the McKesson’s Change in Control Policy for Selected Executive Employees, that Participant shall be entitled to a severance payment equal to the lesser of (A) 12 months’ Earnings plus one additional month for each Year of Service or (B) 24 months’ Earnings. In no event shall the number of months’ Earnings a Participant is entitled to receive hereunder exceed the number of months remaining between the date of Participant’s Separation from Service and the date he or she will attain age 62 (rounded to the next higher whole month).

(b)	Mitigation of Benefits. The amount of a Participant’s benefits calculated under (a) above shall be reduced by the amount of compensation, if any, the Participant receives from any subsequent employer(s) for work performed during a period of time following his or her Separation from Service equal to the number of months of Earnings the Participant is entitled to receive.

(c)	Effect on Other Plans. Except as provided in Section 3 below, nothing in this Policy shall alter or impair any rights a Participant may have upon Separation from Service under any other plan or program of the Company.

(d)	No Duplication of Benefits. In no event shall a Participant be entitled to any benefits under this Policy if his or her employment with the Company terminates under circumstances that entitle the Participant to receive severance benefits following a change of control of the Company pursuant to the McKesson’s Change in Control Policy for Executive Employees or the terms of any individual written employment or severance agreement; provided, however, to the extent that the benefits provided in this Policy are greater than the benefits provided in such written employment agreement, the benefits shall be paid under this Policy in lieu of the benefits provided in the individual written employment agreement.
3.	FORM OF BENEFIT.
The benefit described in Section 2(a) shall be paid in biweekly installments over a period commencing on the date of the Participant’s Separation from Service not to exceed the number of months determined under Section 2(a)(ii); provided, however, that if the Participant is a Specified Employee on the date of his or her Separation from Service, any payment that is scheduled to be made in the six-month period following the Participant’s Separation from Service shall be made in the seventh month following the month in which the Participant’s Separation from Service occurs. Any payment that is subject to the delay shall include an additional amount representing interest credited at the rate being credited to accounts under the McKesson’s Deferred Compensation Administration Plan III during the relevant period of delay and such interest shall be paid in a lump sum at the same time that the delayed payments are made. All subsequent payment or benefits will be payable in accordance with the payment schedule applicable to each such payment or benefits. Each installment payment provided for in this Policy is a separate “payment” within the meaning of Treasury Regulation section 1.409A-2(b)(2)(i).
Notwithstanding the foregoing, no payment under this Policy shall be made later than the last day of the second calendar year following the year in which the Separation from Service occurs.
4.	EFFECT OF DEATH OF EMPLOYEE.
Should a Participant die after Separation from Service and becoming eligible to receive the benefits provided in Section 2(a), but prior to the payment of the entire benefit due hereunder, the balance of the benefit payable under the Policy shall be paid in a lump sum to the Participant’s surviving spouse, or, if none, to his or her surviving children or, if none, to his or her estate, as soon as reasonably practicable, but no later than 90 days, after the date of Participant’s death. If a Participant dies prior to Separation from Service, no benefits will be paid under this Policy.
5.	STOCKHOLDER APPROVAL.
McKesson shall seek approval or ratification of its stockholders at McKesson’s next annual or special meeting of stockholders for any arrangement whereby the present value of any Severance Payments for any Participant exceeds 2.99 times such Participant’s Base Salary and Bonus. This provision will apply to any arrangement or agreement with a Participant entered into after July 30, 2003, including extensions, renewals or modifications (other than modifications based upon subsequent changes in tax law or other legal requirements) after such date of arrangements or agreements entered into prior to such date that increase the Severance Payments (other than increases due to an increase in Base Salary and Bonus) payable to a Participant under such arrangement or agreement.

6.	AMENDMENT AND TERMINATION.
McKesson reserves the right to amend the Policy by action of the Compensation Committee of the Board; provided, however, that no such action shall have the effect of decreasing the benefit of a Participant whose Separation from Service occurred prior to the date of the Board’s or Compensation Committee’s action.
The Board in its discretion may at any time terminate the Policy in accordance with Treasury Regulation section 1.409A-3(j)(4)(ix).
7.	ADMINISTRATION AND FIDUCIARIES.
(a)	Plan Sponsor and Administrator. McKesson is the “plan sponsor” and the “Administrator” of the Policy, within the meaning of ERISA.

(b)	Administrative Responsibilities. McKesson shall be the named fiduciary within the meaning of ERISA, with the power and sole discretion to determine who is eligible for benefits under the Policy, to determine the value of benefits paid in any form other than cash or the present value of any cash or other benefits paid over time, to interpret the Policy and to prescribe such forms, make such rules, regulations and computations and prescribe such guidelines as it may determine are necessary or appropriate for the operation and administration of the Policy and to change the terms of or rescind such rules, regulations or guidelines. Such determinations of eligibility, rules, regulations, interpretations, computations and guidelines shall be conclusive and binding upon all persons. In administering the Policy, McKesson shall at all times discharge its duties with respect to the Policy in accordance with the standards set forth in section 404(a)(1) of ERISA.

(c)	Allocation and Delegation of Responsibilities. The Compensation Committee may allocate any of McKesson’s responsibilities for the operation and administration of the Policy among McKesson’s officers, employees and agents. It may also delegate any of McKesson’s responsibilities under the Policy by designating, in writing, another person to carry out such responsibilities.

(d)	No Individual Liability. It is declared to be the express purpose and intent of McKesson that no individual liability shall attach to or be incurred by any member of the Board of McKesson, or by any officer, employee representative or agent of the Company, under, or by reason of the operation of, the Policy.

(e)	Employer Identification Number and Policy Number. The employer identification number (EIN) assigned to McKesson by the Internal Revenue Service is 94-3207296. The plan number (PIN) assigned to the Policy by McKesson is ___.

(f)	Policy Year. All records with respect to the Policy are kept on a calendar year basis.

(g)	Legal Actions. No lawsuit can be brought to recover a benefit under the Policy until an individual or his or her representative has done all of the following: (i) filed a written claim as required by the Policy, (ii) received a written denial of the claim (or the claim is deemed denied as described below), (iii) filed a written request for a review of the denied claim with the Administrator, and (iv) received written notification that the denial of the claim has been affirmed (or the denial is deemed to be affirmed as described below).
(h)	Agent for Service of Legal Process. If an individual wish to take legal action after exhausting the Policy’s claims and appeal procedures, legal process should be served on: Senior Vice President, Human Resources, McKesson Corporation, One Post Street, San Francisco, California 94104. The individual may also serve process on the Policy by serving the Administrator at the address shown above.

(i)	ERISA Rights.
(i)	Participant’s are entitled to certain rights and protections under Title I of ERISA.

(ii)	Participant’s may examine without charge all official Policy documents during business hours in the McKesson Benefits Department. These documents include the legal texts of the plans, Policy descriptions and annual reports that McKesson files with the U.S. Department of Labor.

(iii)	Participant’s may also obtain a copy of any of these documents by writing to the Administrator, and may be charged a reasonable fee for copies.

(iv)	Participant’s have the right to receive a summary of the Policy’s annual financial report. The Administrator is required by law to furnish each Participant with a copy of this summary annual report.

(v)	Questions about this Policy should be directed to the Administrator. Participant’s that have any questions about this statement or about his or her rights under ERISA, or if he or she needs assistance in obtaining documents from the Administrator, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. Participants may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

(vi)	No right to a benefit under the Policy shall depend (or shall be deemed to depend) upon whether a Participant retires or elects to receive retirement benefits under the terms of any employee pension benefit plan.

(vii)	The Policy shall contain no terms or provisions except those set forth herein, or as hereafter amended in accordance with the provisions of

Section 6. If any description made in any other document is deemed to be in conflict with any provision of the Policy, the provisions of the Policy shall control.
8.	CLAIMS AND APPEAL PROCEDURES
(a)	Informal Resolution of Questions. Any Participant who has questions or concerns about his or her benefits under the Policy is encouraged to communicate with the Human Resources Department of McKesson. If this discussion does not give the Participant satisfactory results, a formal claim for benefits may be made in accordance with the procedures of this Section 8.

(b)	Formal Benefits Claim—Review by Executive Vice President, Human Resources. A Participant may make a written request for review of any matter concerning his or her benefits under this Policy. The claim must be addressed to the Executive Vice President, Human Resources, McKesson Corporation, One Post Street, San Francisco, California 94104. The Executive Vice President, Human Resources or his or her delegate (“Executive Vice President”) shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The Executive Vice President shall review the request and shall issue his or her decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Executive Vice President expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period. Any claim under this Policy must be brought within two years of the date the events giving rise to the claim first occurred.

(c)	Notice of Denied Request. If the Executive Vice President denies a request in whole or in part, he or she shall provide the person making the request with written notice of the denial within the period specified in Section 8(b). The notice shall set forth the specific reason for the denial, reference to the specific Policy provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Policy’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(d)	Appeal to Executive Vice President.

A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Executive Vice President within 60 days of receipt of the notification of denial. The appeal must be addressed to: Executive Vice President, Human Resources,

McKesson Corporation, One Post Street, San Francisco, California 94104. The Executive Vice President, for good cause shown, may extend the period during which the appeal may be filed for another 60 days. The appellant and/or his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.
The Executive Vice President’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Executive Vice President shall not be restricted in his or her review to those provisions of the Policy cited in the original denial of the claim.

The Executive Vice President shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial 60-day period. This notice shall state the circumstances requiring the extension and the date by which the Executive Vice President expects to reach a decision on the appeal.

If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Policy provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Policy and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.

The decision of the Executive Vice President on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.

(e)	Exhaustion of Remedies. No legal or equitable action for benefits under the Policy shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Section 8(b), has been notified that the claim is denied in accordance with Section 8(c), has filed a written request for a review of the claim in accordance with Section 8(d), and has been notified in writing that the Executive Vice President has affirmed the denial of the claim in accordance with Section 8(d).

9.	GENERAL PROVISIONS.
(a)	Basis of Payments to and from Policy. All benefits under the Policy shall be paid by McKesson. The Policy shall be unfunded and benefits hereunder shall be paid only from the general assets of McKesson. Nothing contained in the Policy shall be deemed to create a trust of any kind for the benefit of any employee, or create any fiduciary relationship between the Company and any employee with respect to any assets of the Company. McKesson is under no obligation to fund the benefits provided herein prior to payment, although it may do so if it chooses. Any assets which McKesson chooses to use for advance funding shall not cause the Policy to be a funded plan within the meaning of ERISA.

(b)	No Employment Rights. Nothing in the Policy shall be deemed to give any individual the right to remain in the employ of the Company or a subsidiary or to limit in any way the right of the Company or a subsidiary to discharge, demote, reclassify, transfer, relocate an individual or terminate an individual’s employment at any time and for any reason, which right is hereby reserved.

(c)	Non-alienation of Benefits. No benefit payable under the Policy shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do shall be void.

(d)	Legal Construction. The Policy shall be governed and interpreted in accordance with ERISA.

(e)	Section 409A. Notwithstanding any other provision of this Policy, McKesson shall administer and construe this Policy in accordance with Section 409A of the Code, the regulations promulgated thereunder, and any other published interpretive authority, as issued or amended from time to time. McKesson shall have the authority to delay the payment of any amounts under this Policy to the extent it deems necessary or appropriate to comply with Section 409A of the Code.
10.	DEFINITIONS.
Whenever used and capitalized in the text of the Policy, the following terms shall have the meaning set forth below:
(a)	“Administrator” shall mean the person specified in Section 7.

(b)	“Base Salary and Bonus” means the Participant’s annual base salary as in effect immediately prior to the date of such Participant’s termination and the target bonus for such Participant for the fiscal year in which such Participant’s Separation from Service occurs, in each case inclusive of any amounts deferred by the intended recipient.

(c)	“Board” shall mean the Board of Directors of McKesson.

(d)	“Cause” means negligent or willful engagement in misconduct which, in the sole determination of the Chief Executive Officer, is injurious to the Employer, its employees or its customers. No act, or failure to act, on the part of the Participant shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Employer.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Company” means McKesson and any affiliate that would be considered a service recipient for purposes of Treasury Regulation section 1.409A-1(g).

(g)	“Earnings” means a Participant’s monthly base salary.

(h)	“Employer” means McKesson and any other affiliate that would be considered a service recipient or employer for purposes of Treasury Regulation section 1.409A-1(h)(3).

(i)	“Identification Date” means each December 31.

(j)	“McKesson” means McKesson Corporation, a Delaware corporation.

(k)	“Participant” means (i) an individual who is designated to be eligible to participate in the Policy by the Compensation Committee of the Board of McKesson and (ii) whose employment is terminated under circumstances that render him or her eligible for the benefits described in Section 2 of the Policy.

(l)	“Severance Payments” means (i) lump-sum cash payments (including payments in lieu of medical and other benefits), (ii) the estimated present value of periodic cash payments under previously established bonus, retirement, deferred compensation, or other Company benefit plans, (iii) fringe benefits other than those provided under Company programs or arrangements applicable to one or more groups of employees in addition to Participants, and (iv) consulting fees (including reimbursable expenses) other than reasonable fees and expenses for bona fide services provided to the Company after termination, paid or payable by the Company to a Participant pursuant to this Policy or otherwise upon a termination by the Company of employment of such Participant at any time other than within two years following a Change in Control, excluding Vested, Accrued or Appropriate Benefits.

(m)	“Separate from Service” or “Separation from Service” means termination of employment with the Employer, except in the event of death. A Participant shall be deemed to have had a Separation from Service if the Participant’s service with the Employer is reduced to an annual rate that is equal to or less than twenty percent of the services rendered, on average, during the immediately preceding three years of service with the Employer (or if providing service to the Employer less than three years, such lesser period).

(n)	“Specified Employee” means a Participant who, on an Identification Date, is:
(i)	An officer of the Company having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of the Company shall be determined to be Specified Employees as of any Identification Date;

(ii)	A five percent owner of the Company; or

(iii)	A one percent owner of the Company having annual compensation from the Company of more than $150,000.
For purposes of determining whether a Participant is a Specified Employee, Treasury Regulation section 1.415(c)-2(d)(11)(ii) shall be used to calculate compensation. If a Participant is identified as a Specified Employee on an Identification Date, then such Participant shall be considered a Specified Employee for purposes of the Policy during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.

(o)	“Vested, Accrued or Appropriate Benefits” means any benefits paid or payable by the Company to a Participant upon a termination by the Company of employment of such Participant at any time other than within two years following a Change in Control that are (i) earned, accrued, deferred or otherwise received for employment services rendered through the date of Separation from Service pursuant to bonus, retirement, deferred compensation, or other Company benefit plans, (ii) approved under the terms of bonus, retirement, deferred compensation, or other Company benefit plans existing at the time of such termination at the reasonable discretion of the Compensation Committee taking into consideration the age, length of service and other circumstances of such termination, (iii) payments or benefits required to be provided by law, and (iv) benefits and perquisites provided by the Company under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to Participants. For the avoidance of doubt, Vested, Accrued or Appropriate Benefits shall not include benefits payable pursuant to this Policy.

(p)	“Year of Service” means a period of 365 aggregate days of employment (including holidays, weekends and other non-working days), computed beginning on the Participant’s employment commencement date. However, if the Participant has not completed a Year of Service on the first anniversary of his employment commencement date, he or she shall complete a Year of Service on the date of completion of 365 aggregate days of Service. If a Participant has at any time completed at least one Year of Service, he or she shall always be given credit for completed Years of Service. However, a Participant who has five or more consecutive Breaks in Service, as defined in the McKesson Profit-Sharing Investment Plan, as amended from time to time, shall be given such credit only upon providing reasonable evidence to the Company of his or her previous completion of such service.

11.	EXECUTION
This Amended and Restated Severance Policy for Executive Employees was adopted on October 24, 2008, effective as of January 1, 2009.
McKESSON CORPORATION

By:	/s/ Jorge L. Figueredo Jorge L. Figueredo
Executive Vice President, Human Resources